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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in this Registration Statement on Form S-3 of Jacor Communications, Inc., Jacor Communications Company and the Subsidiary Guarantors, of our report dated February 13, 1998, with respect to the combined balance sheets of Nationwide Communications as of December 31, 1997 and December 31, 1996, and the related combined statements of earnings, division equity, and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the Form 8-K(A) of Jacor Communications, Inc. dated April 30, 1998. We also consent the reference to our firm under the caption "Experts."

                                          KPMG Peat Marwick LLP

Columbus, Ohio
April 30, 1998